Exhibit 3.1

[SEAL OF

DEAN HELLER

FILED # C17199-95

  STATE

Secretary of State

OCT 13 2004

     OF

204 North Carson Street, Suite 1

   IN THE OFFICE OF

NEVADA]

Carson City, Nevada 68701-6299

DEAN HELLER, SECRETARY

(778) 684-5708

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     Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.

Name of corporation:  ENERGY PRODUCERS, INC.

2.

The articles have been amended as follows: (provide article numbers, if available):

ARTICLE I is hereby amended to read:

The name of the corporation shall be:  EGPI FIRECREEK, INC.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ______.

4.

Effective date of filing (optional):

5.

Officer Signature (required):  /s/ Dennis R. Alexander

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required by the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause filing to be rejected.